Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Rob Jorgenson
July 24, 2012		724-465-5448

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.15 per share cash dividend at its regular meeting held July 23, 2012. The dividend is payable August 24, 2012 to shareholders of record on August 10, 2012. This dividend compares to a common stock dividend of $0.15 per share for the first quarter of 2012 and represents a 3.4 percent annualized yield using the July 23, 2012 closing price of $17.56.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.3 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit http://www.stbancorp.com.

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